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                                                                    Exhibit 10.4


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT ("Agreement") made as of the 1st day of November, 2000, between MAIN STREET BANCORP, INC., a Pennsylvania business corporation ("Main"), MAIN STREET BANK, a Pennsylvania banking corporation (the "Bank"), and ANDREW J. ROTHERMEL, an individual (the "Executive").

                                   WITNESSETH:

         WHEREAS, Main, the Bank and the Executive desire to enter into an Agreement regarding, among other things, the employment of the Executive by Main and the Bank, all as hereinafter set forth.

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Employment. Main and the Bank each hereby employ the Executive, and the Executive hereby accepts employment with Main and the Bank, on the terms and conditions set forth in this Agreement.

         2. Duties of Employee. The Executive will perform and discharge well and faithfully such duties as an executive officer of Main and the Bank as may be assigned to him from time to time by the Board of Directors of Main or the Bank, or the Executive committee of such Boards. The Executive will be employed as Executive Vice President, Secretary, and General Counsel of Main and the Bank, and will hold such other titles as may be given to him from time to time by the Board of Directors of Main and the Bank, or the Executive Committee of such Boards. The Executive will devote his full time, attention and energies to the business of Main and the Bank and will not, during the Employment Period (as defined in Section 3), be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this section will not be construed as preventing the Executive from (a) passively investing his personal assets, (b) acting as a member of the Board of Directors of Main, the Bank, or with pre-approval of the Chairman of Main, any other corporation not in competition with either, or (c) being involved in any community, civic or similar activity serving as a member of a Board of Directors, Trustee or otherwise.

         3. Term of Employment. The Executive's employment under this Agreement will be for a period (the "Employment Period") commencing upon the date of this Agreement and ending at the end of the term of this Agreement pursuant to
Section 17, unless the Executive's employment is sooner terminated in accordance with Section 5 or one of the following provisions:




                  (a) Termination for Cause. The Executive's employment under this Agreement may be terminated at any time during the Employment Period for "Cause" (as herein defined), by action of the Board of Directors of Main or the Bank, or the Executive Committee of such Boards, upon giving written notice of such termination to the Executive. As used in this Agreement, "Cause" means any of the following events:

                           (i) the Executive is convicted of or enters a plea of
                  guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive for a period of five (5) consecutive days;


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                           (ii) the Executive, in the reasonable opinion of the
                  Board of Directors of Main or the Bank, willfully fails or continuously neglects, to perform the responsibilities and duties assigned to him following receipt of two (2) written warnings at least thirty (30) days apart from the Board of Directors of Main or the Bank (excluding however, failure to perform due to Executive's incapacity because of physical or mental illness);

                           (iii) the Executive has, in the reasonable opinion of
                  the Board of Directors of Main or the Bank, engaged in gross misconduct or gross negligence in the course of his employment with Main;

                           (iv) a government regulatory agency recommends or
                  orders in writing that the Bank terminate the employment of the Executive with the Bank or relieve him of his duties as such relate to the Bank; or

                           (v) the Executive has, in the reasonable opinion of
                  the Board of Directors, committed an intentional act of fraud, embezzlement or theft in connection with the Executive's duties in the course of his employment;

                           (vi) the Executive has, in the reasonable opinion of
                  the Board of Directors, caused intentional damage to property of Main or has intentionally and wrongfully disclosed Confidential Information.

         If the Executive's employment is terminated under the provisions of this subsection, then all rights of the Executive under Section 4 will cease as of the effective date of such termination. For purposes of this Section 3(a), any notice delivered by the Chief Executive Officer of Main or Bank shall be deemed to be delivered by the Board of Directors of Main or Bank.

                  (b) Termination Without Cause. The Executive's employment under this Agreement may be terminated at any time during the Employment Period without "Cause" (as defined in Section 3 (a)), by action of the Board of Directors of Main or the Bank, upon giving notice of such termination of the Executive at least thirty (30) days prior to the date upon which such termination is to take effect. If the Executive's employment is terminated under the provisions of this subsection, then the Executive will be entitled to receive the compensation set forth in Section 6.

                  (c) Voluntary Termination, Retirement or Death. If the Executive voluntarily terminates employment without Good Reason (as defined in Section 5), retires or dies, the Executive's employment under this Agreement will be deemed terminated as of the date of the Executive's voluntary termination, retirement or death, and all rights of the Executive under Section 4 will cease as of the date of such termination and any benefits payable to the Executive will be determined in accordance with the pension, welfare, fringe benefit, expense reimbursement, salary deferral and insurance programs of Main and of the Bank then in effect.

                  (d) Disability. If the Executive is incapacitated by accident, sickness, or otherwise so as to render the Executive mentally or physically incapable of performing the essential duties required of the Executive under Section 2, notwithstanding reasonable accommodation, for a continuous period of six months, then, upon the expiration of such period or at any time thereafter, by action of the Board of Directors of Main or the Bank, the Executive's employment under this Agreement may be terminated immediately upon giving the Executive notice to that effect. If the Executive's employment is terminated under the provisions of this subsection 3(d), then all rights of the Executive under Section 4 will cease as of the last business day of the week in which such termination occurs, and the Executive will thereafter be entitled to the benefits to which he is


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         entitled under any disability plan of Main or the Bank, if any, in which he is then a participant (including the minimum benefit described in Section 4 (d) (ii)).

         4. Employment Period Compensation and Related Matters.

                  (a) Salary. For services performed by the Executive under this Agreement, Main and the Bank will pay the Executive a salary, in the aggregate, during the Employment Period, at the annualized rate of $140,000, payable at the same times as salaries are payable to other executive employees of Main or of the Bank. Main and/or the Bank may, from time to time, increase (but not decrease) the Executive's salary, and any and all such increases will be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by the Board of Directors of Main or of the Bank in the resolutions authorizing such increases.

                  (b) Bonus. For services performed by the Executive under this Agreement, Main will pay the Executive a bonus, annually during the Employment Period, in such amounts (if any) and at such times as is provided in such incentive plan(s) as may be approved by the Board of Directors of Main and in effect from time to time. In addition, Main may, from time to time, pay such other bonus or bonuses to the Executive as Main, in its sole discretion, deems appropriate. The payment of any such bonuses will not reduce or otherwise affect any other obligation of Main and/or the Bank to the Executive provided for in this Agreement.

                  (c) Pension and Welfare Benefits. Main will provide the Executive, during the Employment Period, with pension and welfare benefits (within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) in the aggregate not less favorable than those received by other employees of Main.

                  (d) Fringe Benefits.

                           (i) In General. Except as otherwise provided in this
                  subsection, Main will provide the Executive, during the Employment Period, with such fringe benefits as may be provided generally from time to time for other executives similarly situated in status with the Executive.

                            (ii) Vacation. The Executive will be entitled to not
                  less than four weeks of vacation per calendar year, plus one additional day for each five years of service with Main and any predecessor of Main. The right to carry over unused vacation days will be subject to the executive personnel policies of Main from time to time in effect.

                                    (iii) Stock Options. The Executive will be
                  entitled to such stock option grants as may be granted from time to time by the Board of Directors of Main and/or the Compensation Committee of such Board and as are consistent with the Executive's responsibilities and performance.

                           (iv) Automobile. Executive shall be provided an
                  automobile allowance reasonably consistent with the Executive's position and in accordance with Main's then in effect automobile policy for executive officers.

                           (v) Country Club Membership. The Executive will be
                  entitled to reimbursement for reasonable expenses related to maintaining a full membership at the Berkshire Country Club.

                  (e) Expense Reimbursement. The Executive will be entitled to reimbursement of all reasonable business expenses incurred by him in the discharge of his duties hereunder, or otherwise in furtherance of the business


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         of Main and the Bank, provided he renders an accounting of such expenses in such manner as may be required from time to time for employees generally.

                  (f) Salary Deferral. The Executive may request that the payment of any portion of his base salary and/or bonus for any calendar year be deferred. Such request must be made in writing to Main and the Bank before the beginning of such calendar year and must include the period of deferral requested by the Executive (the "Deferral Period"). If the Board of Directors of Main and of the Bank approve such request, the Executive will be entitled to receive, at the end of the Deferral Period, the deferred portion of his base salary and/or bonus plus interest at a compounded rate of 8% per annum. Any salary and/or bonus which is deferred as described herein will be credited to an account on the books of Main and of the Bank established in the name of the Executive. However, this account will not be funded, and neither Main nor the Bank will be deemed to be a trustee for the Executive with respect to any deferred amount. The liabilities of Main and the Bank to the Executive hereunder are those of a debtor pursuant to such contractual obligations as are created by this Agreement and Executive's status with respect to his deferred compensation shall be that of a general unsecured creditor of Main. No liabilities of Main and the Bank which arise under this subsection will be deemed to be secured by any pledge or other encumbrance on any property of Main or of the Bank. Main and the Bank will not be required to segregate any funds representing such deferred amounts, and nothing herein will be construed as providing for such segregation.

         5. Resignation of the Executive for Good Reason.

                  (a) Events Giving Right to Terminate for Good Reason. The Executive may resign for Good Reason (as herein defined) at any time during the Employment Period, as hereinafter set forth. As used in this Agreement, the term "Good Reason" means any of the following:

                           (i) any reassignment of the Executive to a principal
                  office which is more than 50 miles from 601 Penn Street, Reading, Pennsylvania;

                           (ii) a reduction in Executive's title coincident with
                  a reduction of the authority, duties and responsibilities assigned to Executive by Main;

                           (iii) any reduction in the Executive's annual base
                  salary as in effect on the date hereof or as the same may be increased from time to time;

                           (iv) any failure by Main and/or the Bank to provide
                  the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the pension or welfare plans (as such terms are defined in ERISA Section 3) of Main in which the Executive is participating on the date of this Agreement, or the taking of any action that would materially reduce any of such benefits, unless the change is part of a change applicable in each case to employees generally; or

                           (v) any material breach of this Agreement by Main or
                  the Bank, coupled with the failure to cure the same within 30 days after receipt of a written notice of such breach from the Executive.

                   (b) Notice of Termination. At the option of the Executive, exercisable by the Executive within 90 days after the occurrence of the event constituting Good Reason, the Executive may resign from employment under this Agreement by a notice in writing (the "Notice of Termination") delivered to Main and the Bank and the provisions of
         Section 6 will thereupon apply.


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                           (c) Special Right of Termination. Notwithstanding
         anything herein to the contrary, but subject to the provisions of
         Section 3(a), from the occurrence of the Change in Control event until the end of the one-year period following the consummation of the Change in Control (as defined below), the Executive may terminate his employment for any or no reason by delivering a Notice of Termination, to Main, specifying that the Notice is being given pursuant to this
         Section 5(c); and such termination will be deemed for all purposes to constitute a resignation for Good Reason. In such event, the Executive will be entitled to the payments and benefits described in Section 6.

                  (d) Change in Control Defined. For purposes of this Agreement, the term "Change in Control" means any of the following:

                           (i) any "person" (as such term is used in Sections
                  13(d) and 14(d) (2) of the Securities and Exchange Act of 1934 (the "Exchange Act")), other than Main, a subsidiary of Main, an employee benefit plan of Main or a subsidiary of Main (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Main representing more than 20% of the combined voting power of Main's then outstanding securities;

                           (ii) the occurrence of, or execution of an agreement
                  providing for, a sale of all or substantially all of the assets of Main or the Bank to an entity which is not a direct or indirect subsidiary of Main;

                           (iii) the occurrence of, or execution of an agreement
                  providing for, a reorganization, merger, consolidation or similar transaction involving Main, unless (A) the shareholders of Main immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of Main immediately prior to the consummation of such transaction will initially represent a majority of the directors of the surviving or resulting corporation; or

                           (iv) any other event which is at any time irrevocably
                  designated as a "Change in Control" for purposes of this Agreement by resolution adopted by a majority of the directors of Main.

                  (e) Special Right of Payment. Within thirty (30) days following the occurrence of an event described in Section 5 (d) (i) of this Agreement, Main or the Bank shall pay to Executive a lump sum amount equal to the amount set forth in Section 6 (b) (i) of this Agreement. This payment shall be separate and apart from any payments otherwise due Executive under this Agreement




         6. Rights in Event of Certain Termination of Employment. In the event that during the term of this Agreement as established pursuant to Section 17 the Executive resigns from employment for Good Reason, by delivery of a Notice of Termination or other permitted notice to Main and the Bank, or the Executive's employment is terminated by Main without Cause, Executive will be entitled to receive the amounts and benefits set forth in this section.

                  (a) Basic Payments (prior to the occurrence of a Change in Control). In the event of a termination pursuant to Section 3 (b) prior to the occurrence of a Change in Control, or a termination pursuant to
         Section 5 (a) that is not also a termination pursuant to Section 5(c), Main shall be obligated to continue to pay the Executive his base salary in effect as of his termination for the greater of (i) the balance of the term of the Agreement, or (ii) twelve (12)


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         months. Such amounts will be paid to Executive in accordance with
         Main's normal payroll schedule.

                  (b) Basic Payments (following the occurrence of a Change in Control). In the event of a termination pursuant to Section 3 (b) at the time of or following the occurrence of a Change in Control, or a termination pursuant to Section 5 (c), the Executive will be paid an amount equal to two times the sum of (i) the highest annualized base salary paid to him during the year of termination or the immediately preceding two calendar years, and (ii) the highest bonus paid to him with respect to one of the three calendar years immediately preceding the year of termination. The Executive will, within 30 days after his termination of employment, be paid a lump sum equal to the present value of the amounts otherwise payable under this subsection. For purposes of the preceding sentence, present value will be determined by using the short-term applicable federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended (the "Code"), in effect on the date of termination of employment. For purposes of this subsection, to the extent necessary, base salary and bonuses with any predecessor of Main or an affiliate thereof shall be taken into account.

                  (c) Supplemental Payment in Lieu of Certain Benefits. In the event of a termination pursuant to Section 3 (b) at the time of or following the occurrence of a Change in Control or a termination pursuant to Section 5 (c), in lieu of continued pension, welfare and other benefits, a lump sum cash payment of $22,000 will be paid to the Executive within 30 days following the date of termination of employment.

                  (d) Excise Tax Matters in General. In the event that the amounts and benefits payable under Section 6(a), 6(b) and 6(c), when added to other amounts and benefits which may become payable to the Executive by Main and/or the Bank, are such that he becomes subject to the excise tax provisions of Code Section 4999, Main and/or the Bank will pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive will be deemed to be subject to the highest marginal federal, state and local tax rates. All calculations required to be made under this subsection will be made by Main's independent certified public accountants, subject to the right of Executive's representative to review the same. All such amounts required to be paid will be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled will be paid or reimbursed no later than 15 days following confirmation of such amount by Main's accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274A for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

         7. Confidentiality.

                  (a) As used in this section, the term "Confidential Information" means any and all information regarding the organization, business or finances of Main or any of its subsidiaries and affiliates, including, but not limited to, any and all business plans and strategies, financial information, proposals, reports, marketing plans and information, cost information, customer information, claims history and experience data, sales volume and other sales


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         statistics, personnel data, pricing information, concepts and ideas, information respecting existing and proposed investments and acquisitions, and information regarding customers and suppliers, but the term "Confidential Information" will not include information created by the Executive or which prior to the Executive's receipt thereof (i) was generally publicly available, or (ii) was in the Executive's possession free of any restrictions on it use or disclosure and from a source other than Main or any of its subsidiaries or affiliates.

                  (b) The Executive acknowledges and agrees that his employment by Main and the Bank will afford him an opportunity to acquire Confidential Information and that the misappropriation or disclosure of any Confidential Information would cause irreparable harm to Main and its subsidiaries and affiliates.

                  (c) During the Employment Period and for a period of two years thereafter, the Executive will not use for the benefit of anyone other than Main and its subsidiaries and affiliates or disclose any of the Confidential Information for any reason or purpose whatsoever except to authorized representatives of such business entities or as directed or authorized by Main.

                  (d) With respect to those items of Confidential Information which constitute trade secrets under applicable law, the Executive's obligations of confidentiality and nondisclosure as set forth in this section will continue and survive after the two-year period as provided in Subsection (c) to the greatest extent permitted by applicable law.


                  (e) The Executive will not remove any records, documents, or any other tangible items (excluding the Executive's personal property) from the premises of Main or its subsidiaries or affiliates, in either original or duplicate form, except as needed in the ordinary course of performing services hereunder.

                  (f) Upon termination of this Agreement, the Executive will immediately surrender to the owner thereof all documents (other than documents created by him) in his possession, custody or control embodying the Confidential Information or any part thereof and will not thereafter remove the same from the premises on which it is located.

                  (g) The provisions of this Section 7 shall survive termination of this Agreement for any reason.

         8. Remedies. Executive acknowledges and agrees that the remedy at law of Main and of the Bank for a breach or threatened breach of any of the provisions of Section 7 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by the Executive of any of the provisions of Section 7, it is agreed that, in addition to the remedy at law, Main and the Bank will be entitled to, without posting any bond, and the Executive agrees not to oppose any request of Main and the Bank for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available. Nothing herein contained will be construed as prohibiting Main and the Bank from pursuing any other remedies available to them for such breach or threatened breach.

         9. Arbitration. Main, the Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association ("Association") in Philadelphia, Pennsylvania, in accordance with the Individual Employment Dispute Resolution rules of the Association. Main and


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the Bank, or Executive, may initiate an arbitration proceeding at any time by giving notice to the others in accordance with the rules of the Association. The Association will designate a single arbitrator to conduct the proceeding, but Main and the Bank, and the Executive, may, as a matter of right, require the substitution of a different arbitrator chosen by the Association. Each such right of substitution may be exercised only once. The arbitrator will not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but will be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, will be final and binding upon the parties and will be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Main and the Bank, and the Executive, will be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.


         10. Legal Expenses. Main and/or the Bank will pay to the Executive all reasonable legal fees and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided he brings the action in good faith, and he prevails.

         11. Indemnification. Main and the Bank will indemnify the Executive, to the fullest extent permitted under Pennsylvania and federal law, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of Main or the Bank, or is or was serving at the request of Main or the Bank as a director, officer, employee or agent of another person or entity. To the fullest extent permitted by Pennsylvania and federal law, Main and the Bank will, in advance of final disposition, pay any and all expenses incurred by the Executive in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding with respect to which he may be entitled to indemnification hereunder. Main and the Bank will use their best efforts to obtain insurance coverage for the Executive under a policy covering directors and officers thereof against litigation, arbitrations and other legal and regulatory proceedings; provided, however, that nothing herein is to be construed as requiring such action if the Board of Directors of Main and the Bank determine that such insurance coverage cannot be obtained at commercially reasonable rates.

         12. Notices. Any notice required or permitted to be given under this Agreement will, to be effective hereunder, be given to both Main and the Bank, in the case of notices given by the Executive, and will, to be effective hereunder, be given by both Main and the Bank, in the case of notices given to the Executive. Any notice given by Main, to the extent required will be deemed to be given by Main and the Bank. Any notice given to Main, to the extent required will be deemed to be given to Main and the Bank. Any such notice will be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the residence of the Executive, in the case of notices to the Executive, and to the respective principal offices of Main and of the Bank, in the case of notices to Main and the Bank.

         13. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive, an executive officer of Main, and an executive officer of the Bank, each such officer specifically designated by the Board of Directors of Main and the Bank, respectively. No waiver by any party hereto at any time or any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.


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         14. Assignment. This Agreement is not assignable by any party hereto, except by Main and the Bank to any successor in interest to the respective businesses of Main and the Bank.

         15. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and, in accordance with the provisions of Section 15, supersedes any prior agreement of the parties.

         16. Successors; Binding Agreement.

                  (a) Main and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Main and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Main and the Bank would be required to perform it if no such succession had taken place. Failure by Main and the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement. As used in this Agreement, "Main" and the "Bank" means Main and the Bank as hereinbefore defined and any successor to the business and/or assets of Main and/or the Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there is no such designee, to the Executive's estate.

         17. Termination.

                  (a) Unless the Executive's employment is terminated pursuant to the provisions of Section 3 or Section 5, the term of this Agreement will be for a period commencing on the date of this Agreement and ending on December 31, 2002; provided, however, that this Agreement will be automatically renewed on January 1, 2002, for the two-year period commencing on such date and ending on December 31, 2003, unless either party gives written notice of non-renewal to the other party on or before December 1, 2001 (in which case this Agreement will continue in effect through December 31, 2002); and provided further, that if this Agreement is renewed on January 1, 2002, it will be automatically renewed on January 1 of each subsequent year (the "Annual Renewal Date") for a period ending two years from each Annual Renewal Date unless either party gives written notice of non-renewal to the other party at least 30 days prior to an Annual Renewal Date (in which case this Agreement will continue in effect for a term ending one year from the Annual Renewal Date immediately following such notice). For purposes of the preceding sentence Main and the Bank will be considered one party.

                  (b) Any termination of the Executive's employment under this Agreement or of the term of this Agreement will not affect the benefit and confidentiality of information provisions of Sections 6, 7, 8, 9, 10 and 11 shall survive any termination of employment of the term of this Agreement and remain in full force and effect in accordance with their respective terms.

                  (c) Nothing herein will be construed as limiting, restricting or eliminating any rights the Executive may have under any plan, contract or arrangement to which he is a party or in which he is a vested participant; provided, however, that any termination payments required hereunder will be in lieu of any severance benefits to which he may be entitled under a severance


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
         plan or arrangement of Main and the Bank; and provided further, that if the benefits under any such plan or arrangement may not legally be eliminated, then the payments hereunder will be correspondingly reduced in such equitable manner as the Board of Directors of Main may determine.

                  (d) Notwithstanding any provisions of this Agreement to the contrary, no further payments or benefits shall be paid to the Executive following the end of the term as described in subsection 17(a) above.

         18. No Mitigation or Offset. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise; nor will any amounts or benefits payable or provided hereunder be reduced in the event he does secure employment, except as otherwise provided herein.

         19. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

         20. Applicable Law. Except to the extent preempted by federal law, this Agreement will be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

         21. Number. Words used herein in the singular will be construed as being used in the plural, as the context requires, and vice versa.

         22. Headings. The headings of the sections and subsections of this Agreement are for convenience only and will not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

         23. References to Entities. All references to Main will be deemed to include references to the Bank, as appropriate in the relevant context, and vice versa. As of the date of this Agreement, Main and the Bank share one Board of Directors. To the extent, under this Agreement or law, an action is required by the Board of Directors of the Bank, a similar action of the board of Directors of Main shall be deemed sufficient

         24. Guaranty. Main hereby irrevocably and unconditionally guarantees to the Executive the full and timely performance by the Bank of each and every obligation of the Bank contained in this Agreement.

         25. Effective Date, Termination of Prior Agreement. This Agreement will become effective immediately upon the execution and delivery of this Agreement by the parties hereto. Upon the execution and delivery of this Agreement, any prior agreement relating to the subject matter hereof, including without limitation the Employment Agreement by and among Executive, Main and the Bank dated January 25, 2000, will be deemed automatically terminated and be of no further force or effect.

         26. Withholding for Taxes. All amounts and benefits paid or provided hereunder will be subject to withholding for taxes as required by law.

         27. Individual Agreement. This Agreement is an agreement solely between and among the parties hereto. It is intended to constitute a nonqualified unfunded agreement for the benefit of a key management employee and will be construed and interpreted in a manner consistent with such intention.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                       MAIN STREET BANCORP, INC.

                                    By /s/ Brian M Hartline
                                    -----------------------
(SEAL)                              Attest: /s/ Trudy Michael
                                            -----------------------
                                    (Assistant) Secretary

                                    ("Main")

                                    MAIN STREET BANK


                                    By /s/ Brian M. Hartline
                                            -----------------------

(SEAL)                              Attest: /s/ Trudy Michael
                                            -----------------------
                                            (Assistant) Secretary

                                    ("Bank")

Witness:

  /s/ Carol Sheeler                 /s/ Andrew J. Rothermel          (SEAL)
-------------------                 ------------------------
                                    ANDREW J. ROTHERMEL
                                    ("Executive")


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